AvStar Aviation Group, Inc. Releases Revenue Results for First Half of 2011

Press Release Source: AvStar Aviation Group, Inc. On Friday July 1, 2011, 9:15 am EDT

HOUSTON, July 1, 2011 /PRNewswire/ -- AvStar Aviation Group, Inc. (AvStar) (OTCQB: AAVG) today announced that its wholly owned subsidiary Twin Air Calypso Limited, Inc. has received revenues in the first half of 2011 that exceeded the corresponding period of 2010 by 30%. Revenue for the period ending 6/30/2011 was $1,225,000 compared to $890,000 for the same period in 2010. This level of revenue was not realized in 2010 until September. The results were due in large part to the company increasing carrying capacity, but also to increased equipment reliability and operational upgrades.

"This revenue increase is a tribute to a great job done by our staff. Their dedication to this company is incredible and bodes well for the future. We are in a good position going into the low season of late summer and fall. During this time we will continue to refurbish aircraft and ready ourselves for the high season of 2011-2012," said Clayton Gamber, CEO of AvStar Aviation Group, Inc.

Forward-Looking Statements: Certain statements contained in this release issued by AvStar Aviation Group, Inc. (the "Company") that are not historical facts are "forward-looking" statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief, or current expectations, estimates, or projections of the Company, its directors, or its officers about the Company and the industry in which it operates and are based on assumptions made by management. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When issued in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements